EXHIBIT 99.1

Anaren Reports 2nd Quarter Fiscal 2013 Results

SYRACUSE, N.Y., Jan. 22, 2013 (GLOBE NEWSWIRE) -- Anaren, Inc. (Nasdaq:ANEN) today reported net sales for the fiscal 2013 second quarter ended December 31, 2012 of $38.0 million, up 6.3% from $35.7 million for the second quarter of last year.

GAAP (U.S. generally accepted accounting principles) net income for the second quarter of fiscal 2013 was $3.5 million, or $0.27 per diluted share, up 199% from $1.2 million, or $0.08 per diluted share for the second quarter of last year.

Non-GAAP diluted earnings per share, excluding non-cash equity based compensation and intangible asset amortization, was $0.33 for the second quarter of fiscal 2013 compared to non-GAAP diluted earnings per share of $0.13 for the second quarter of fiscal 2012.

GAAP operating income for the second quarter of fiscal 2013 was $5.1 million, or 13.4% of net sales, up 261% from $1.4 million, or 3.9% of net sales for the second quarter of last year. Non-GAAP operating income for the second quarter of fiscal 2013, which excludes non-cash equity based compensation and intangible asset amortization, was $6.3 million, or 16.6% of net sales, up 134% from $2.7 million, or 7.5% of net sales for the second quarter of fiscal 2012. Both net income and operating income for the second quarter were enhanced by a one-time favorable adjustment of approximately $0.5 million to healthcare costs.

Income taxes for the second quarter of fiscal 2013 were $1.7 million, representing an effective tax rate of 32.0% compared to income tax expense of $0.3 million for the second quarter of fiscal 2012, representing an effective tax rate of 21.4%. The projected effective tax rate for fiscal 2013, absent one-time events and adjusted for the reinstatement of the Federal Research and Experimentation credit in January 2013, is expected to be approximately 28%.

Lawrence A. Sala, Anaren's Chairman, President and CEO said, "We are very pleased with the significant improvement in operating profitability resulting from a favorable product mix, operational efficiencies, and cost reductions as we exceeded our 15% Non-GAAP operating profit target. While sales levels were down 2.7% sequentially, profitability improved in both of our business segments and we continue to focus on operating efficiency given the uncertainty in both defense and wireless infrastructure spending."

Net sales for the six months ended December 31, 2012 were $77.1 million, up 3.5% from net sales of $74.5 million for the first six months of last year. GAAP net income for the first half of fiscal 2013 was $6.4 million, or $0.47 per diluted share, up 72% from $3.7 million, or $0.25 per diluted share for the first half of last year.

Non-GAAP diluted earnings per share, excluding non-cash equity based compensation and intangible amortization, was $0.59 for the first six months of fiscal 2013 compared to non-GAAP diluted earnings per share of $0.36 for the first six months of fiscal 2012.

During the second quarter of fiscal 2013, the Company generated $4.9 million in operating cash flow compared to $2.5 million in the second quarter of fiscal 2012. Additionally, during the current quarter the Company repurchased approximately 610,000 shares of its common stock for a total of $11.2 million and expended $0.9 million for capital additions. Non-operating cash receipts for the quarter included $0.1 million from the exercise of stock options and approximately $5.0 million from the sale of its manufacturing facility in Salem, New Hampshire. Cash, cash equivalents and marketable debt securities were $43.6 million at December 31, 2012, down $2.0 million from September 30, 2012. The Company had $8.0 million outstanding on its revolving credit facility at December 31, 2012, unchanged from September 30, 2012.

Wireless Group

Wireless Group net sales for the quarter were $12.8 million, up 19.0% from the second quarter of fiscal 2012, but sequentially down 2.7% compared to the first quarter, as uncertainty and softness continued in the wireless infrastructure market. Demand from wireless infrastructure customers declined throughout the second quarter and current forecasts indicate comparable demand for the third quarter.

New product investments for the quarter continued to be focused on expansion of the wireless infrastructure components and low power wireless Anaren Integrated Radio (AIR) module product lines.

Customers that generated greater than 10% of Wireless Group net sales for the quarter were Arrow Electronics, Richardson and Huawei.

Space & Defense Group

Space & Defense Group net sales for the quarter were $25.2 million, up 0.8% from the second quarter of fiscal 2012. Improved operational execution and a more favorable product mix during the current quarter resulted in higher profitability for the Group compared to the second quarter last year.  Space & Defense Group sales are expected to be higher in the second half of fiscal 2013 as production rates increase on the TPQ-53 Radar Program.

New orders for the quarter totaled $25.6 million and were driven by numerous space, radar and electronic warfare applications. Space & Defense Group order backlog at December 31, 2012 was approximately $105 million.

Customers that generated greater than 10% of Space & Defense Group net sales for the quarter were Lockheed Martin, Northrop Grumman and Raytheon.

Non-GAAP Financial Measures

In addition to presenting financial results calculated in accordance with GAAP, Anaren's earnings release contains non-GAAP financial measures including: non-GAAP gross profit, non-GAAP operating income, non-GAAP net income and non-GAAP net income per diluted share. These non-GAAP measures are each adjusted from GAAP results to exclude certain non-cash items including equity based compensation and intangible asset amortization.

The Company believes these non-GAAP financial measures provide useful information to both management and investors to help understand and compare business trends among reporting periods on a consistent basis. Additionally, these non-GAAP financial measurements are one of the primary indicators management uses for planning and forecasting in future periods. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP.

Outlook

For the third quarter of fiscal 2013, we anticipate comparable sales for the Wireless Group and an increase in sales for the Space & Defense Group compared to the second quarter levels. As a result, we expect net sales to be in the range of $37 to $41 million. We expect GAAP net earnings, inclusive of a tax benefit of approximately $0.09 per share related to of the impact of the reinstatement of the Federal Research and Experimentation credit retroactive to January 1, 2012, to be in the range of $0.29 - $0.37 per diluted share for the third quarter.

Non-GAAP net earnings, which are inclusive of approximately $0.05 -$0.06 per diluted share related to expected equity based compensation expense and amortization of intangibles assets, are expected to be in the range of $0.34 - $0.42 per diluted share for the third quarter.

Forward-Looking Statements

The statements contained in this news release which are not historical information are "forward-looking statements."   These and other forward-looking statements are based on management's current expectations and are subject to business, market and economic risks and uncertainties that could cause actual results to differ materially from those discussed. You are encouraged to review Anaren's filings with the Securities and Exchange Commission to learn more about the various risks and uncertainties facing Anaren's business and their potential impact on Anaren's revenue, earnings and stock price. Unless required by law, Anaren disclaims any obligation to update or revise any forward-looking statement.

Conference Call

Anaren will host a live teleconference, open to the public on the Anaren Investor Info, Live Webcast Web Site (www.anaren.com) on January 23 at 8:30 a.m. (ET). A replay of the conference call will be available at 11:30 a.m. (ET) beginning January 23, 2013 through 11:30 p.m. on January 30, 2013. To listen to the replay, interested parties may dial in the U.S. at 1-855-859-2056 and International at 1-404-537-3406. The passcode is 76556541. If you are unable to access the Live Webcast, the dial in number for the U.S. is 1-877-734-4580 and International is 1-678-905-9378.

Company Background

Anaren designs, manufactures and sells complex microwave components and subsystems for the wireless communications, satellite communications and defense electronics markets. For more information on Anaren's products, visit our Web site at www.anaren.com.

The Anaren, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5360

ANAREN, INC.
Condensed Consolidated Statements of Income
(in thousands except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011

Sales	$ 38,002	$ 35,737	$ 77,064	$ 74,457

Cost of sales	22,987	24,395	47,634	48,591
Gross profit	15,015	11,342	29,430	25,866
	39.5%	31.7%	38.2%	34.7%
Operating expenses:
Marketing	2,376	2,438	4,915	5,033
Research and development	3,243	3,124	6,577	7,049
General and administration	4,317	4,372	8,867	8,787
Total operating expenses	9,936	9,934	20,359	20,869

Operating income	5,079	1,408	9,071	4,997
	13.4%	3.9%	11.8%	6.7%
Other income (expense):
Other income	138	139	360	279
Interest expense	(47)	(53)	(65)	(133)
Total other income, net	91	86	295	146

Income before income tax expense	5,170	1,494	9,366	5,143
Income tax expense	1,657	320	3,000	1,440
Net income	$ 3,513	$ 1,174	$ 6,366	$ 3,703
	9.2%	3.3%	8.3%	5.0%

Earnings per share:
Basic	$ 0.28	$ 0.08	$ 0.50	$ 0.26
Diluted	$ 0.27	$ 0.08	$ 0.47	$ 0.25

Weighted average common shares outstanding:
Basic	12,697	14,244	12,848	14,180
Diluted	13,191	14,861	13,433	14,825

ANAREN, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31, 2012	June 30, 2012

Assets:
Cash, cash equivalents and short-term investments	$ 35,123	$ 32,232
Receivables, less allowances	32,283	29,521
Inventories	38,188	36,443
Prepaid expenses and other assets	6,453	6,650
Total current assets	112,047	104,846

Securities held to maturity	8,470	11,657
Property, plant, and equipment, net	41,167	47,171
Goodwill	42,343	42,343
Other intangibles, net	7,288	7,770
Total assets	$ 211,315	$ 213,787

Liabilities and Stockholders' Equity
Liabilities:
Accounts payable	$ 6,563	$ 8,604
Accrued expenses	4,150	3,926
Customer advance payments	1,168	1,307
Other liabilities	2,438	2,068
Total current liabilities	14,319	15,905

Long-term debt obligation	8,000	--
Other non-current liabilities	13,144	12,379
Total liabilities	35,463	28,284

Stockholders' Equity:
Common stock and additional paid-in capital	227,404	223,326
Retained earnings	149,493	143,126
Accumulated other comprehensive loss	(3,012)	(3,026)
Less: cost of treasury shares	(198,033)	(177,923)
Total stockholders' equity	175,852	185,503

Total liabilities and stockholders' equity	$ 211,315	$ 213,787

ANAREN, INC.

Reconciliation of GAAP and Non-GAAP Gross Profit, Operating Income, Net Income and Diluted Earnings Per Share
(in thousands except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011

Sales	$ 38,002	$ 35,737	$ 77,064	$ 74,457

GAAP gross profit	$ 15,015	$ 11,342	$ 29,430	$ 25,866
Equity-based compensation expense (1)	238	210	477	404
Amortization of intangibles (2)	39	39	78	78
Non-GAAP gross profit	$ 15,292	$ 11,591	$ 29,985	$ 26,348
% of sales	40.2%	32.4%	38.9%	35.4%

GAAP operating income	$ 5,079	$ 1,408	$ 9,071	$ 4,997
Equity-based compensation expense (1)	997	991	2,047	1,946
Amortization of intangibles (2)	227	298	482	596
Non-GAAP operating income	$ 6,303	$ 2,697	$ 11,600	$ 7,539
% of sales	16.6%	7.5%	15.1%	10.1%

GAAP net income	$ 3,513	$ 1,174	$ 6,366	$ 3,703
Equity-based compensation expense (1)	997	991	2,047	1,946
Amortization of intangibles (2)	227	298	482	596
Tax effect	(441)	(464)	(910)	(915)
Non-GAAP net income	$ 4,296	$ 1,999	$ 7,985	$ 5,330
% of sales	11.3%	5.6%	10.4%	7.2%

Diluted earnings per share
GAAP diluted earnings per share	$ 0.27	$ 0.08	$ 0.47	$ 0.25
Equity-based compensation expense (1)	0.08	0.07	0.15	0.13
Amortization of intangibles (2)	0.02	0.02	0.04	0.04
Tax adjustments	(0.04)	(0.04)	(0.07)	(0.06)
Non-GAAP diluted earnings per share	$ 0.33	$ 0.13	$ 0.59	$ 0.36

Weighted average common shares outstanding
Diluted	13,191	14,861	13,433	14,825

1) These costs represent expense recognized in accordance with the share-based payment accounting rules.
2) These costs represent amortization of intangible assets for the three and six months ended December 31, 2012 and 2011.

ANAREN, INC.
Reconciliation of GAAP and Non-GAAP Gross Profit, Operating Income, and Earnings Per Share
(in thousands)
(unaudited)

The following table details the Non-GAAP, Non-Cash expenses related to equity-based compensation and intangible asset amortization by expense category.

Three Months Ended
(in thousands)
(unaudited)

	Equity Based Compensation	Amortization of Intangibles	Total
Cost of sales	$ 238	$ 39	$ 277
Marketing	86	--	86
Research and development	108	--	108
General and administrative	565	188	753
	$ 997	$ 227	$ 1,224

Six Months Ended
(in thousands)
(unaudited)

	Equity Based Compensation	Amortization of Intangibles	Total
Cost of sales	$ 477	$ 78	$ 555
Marketing	172	--	172
Research and development	228	--	228
General and administrative	1,170	404	1,574
	$ 2,047	$ 482	$ 2,529

Three Months Ended
(in thousands)
(unaudited)

	Equity Based Compensation	Amortization of Intangibles	Total
Cost of sales	$ 210	$ 39	$ 249
Marketing	74	--	74
Research and development	107	--	107
General and administrative	600	259	859
	$ 991	$ 298	$ 1,289

Six Months Ended
(in thousands)
(unaudited)

	Equity Based Compensation	Amortization of Intangibles	Total
Cost of sales	$ 404	$ 78	$ 482
Marketing	139	--	139
Research and development	221	--	221
General and administrative	1,182	518	1,700
	$ 1,946	$ 596	$ 2,542

ANAREN, INC.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended December 31, 2012	Six Months Ended December 31, 2012
Cash flows from operating activities:
Net income	$ 3,513	$ 6,366

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,920	3,830
Amortization	317	680
Deferred income taxes	588	693
Equity-based compensation	997	2,047
Receivables	1,143	(2,762)
Inventories	(1,334)	(1,745)
Accounts payable	(1,052)	(2,041)
Other assets and liabilities	(1,234)	(145)
Net cash provided by operating activities	4,858	6,923

Cash flows from investing activities:
Capital expenditures	(875)	(2,184)
Proceeds from sale of Salem building	5,030	5,230
Net maturities of held to maturity securities	3,650	9,065
Net cash provided by investing activities	7,805	12,111

Cash flows from financing activities:
Proceeds from long-term debt obligation	--	8,000
Stock options exercised	125	1,476
Excess tax benefit from equity-based compensation	101	554
Purchase of treasury shares	(11,213)	(20,111)
Net cash used in financing activities	(10,987)	(10,081)

Effect of exchange rates on cash	45	14

Net increase in cash and cash equivalents	$ 1,721	$ 8,967

Cash and cash equivalents at beginning of period	$ 28,258	$ 21,012

Cash and cash equivalents at end of period	$ 29,979	$ 29,979
CONTACT: George Blanton, CFO
         315-362-0436
         Joseph E. Porcello, VP-Accounting
         315-362-0514